As filed with the Securities and Exchange Commission on October 28, 2003
                                                     Registration No. 333-108430
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  -------------------------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                Innovo Group Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                  -------------------------------------------

            DELAWARE                                      11-2928178
(State or Other Jurisdiction of                       (I.R.S. Employer
 Incorporation or Organization)                      Identification No.)

                  -------------------------------------------

                             5804 E. SLAUSON AVENUE
                           COMMERCE, CALIFORNIA 90040
                                 (323) 725-5516
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                  -------------------------------------------
                              SAMUEL J. FURROW, JR.
                                INNOVO GROUP INC.
                             CHIEF EXECUTIVE OFFICER
                             5804 E. SLAUSON AVENUE
                           COMMERCE, CALIFORNIA 90040
                                 (323) 725-5516
                      (Name, Address and Telephone Number,
                   including Area Code, of Agent For Service)

                                   Copies to:
                              PAUL A. BELVIN, ESQ.
                       AKIN GUMP STRAUSS HAUER & FELD LLP
                         1333 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 887-4000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by the selling stockholders.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                     Proposed              Proposed              Amount of
                                              Amount To Be       Maximum Offering      Maximum Aggregate        Registration
Title of Securities To Be Registered           Registered        Price Per Share        Offering Price              Fee
------------------------------------           ----------        ---------------        --------------              ---
     Common Stock, $.10 par value             2,805,451 (1)        $ 5.28 (2)         $ 14,812,781.28 (2)       $ 1,198.35 (2)

     Common Stock, $.10 par value             2,110,040 (3)        $ 4.465 (4)        $ 9,421,328.60 (4)        $ 762.19 (4)


1. The Registration Statement on Form S-3 filed on August 29, 2003 listed 3,135,481 shares to be registered. This Amendment No. 1 no longer includes 330,030 of such shares.

2. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked prices for the common stock of Innovo Group Inc. on the Nasdaq SmallCap Market on August 28, 2003.

3. This Amendment No. 1 adds these 1,838,040 not included on the Registration Statement on Form S-3 filed on August 29, 2003.

4. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked prices for the common stock of Innovo Group Inc. on the Nasdaq SmallCap Market on October 27, 2003. Given that the Registrant paid a registration fee of $1,339.33 to the SEC when the Registration Statement on Form S-3 was filed on August 29, 2003, the Registrant is paying an additional registration fee of $621.21 to the SEC herewith, for a total registration fee of $1,960.54.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

OCTOBER 28, 2003

   THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED
   WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE
    SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                                INNOVO GROUP INC.
                             5804 E. SLAUSON AVENUE
                           COMMERCE, CALIFORNIA 90040
                                 (323) 725-5516

                                  COMMON STOCK

                4,915,491 SHARES OFFERED BY SELLING STOCKHOLDERS


YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST.

     * This prospectus registers for resale up to 4,915,491 shares of our common stock which may be offered from time by the selling stockholders identified in the section entitled "Selling Stockholders" on page 12 of this prospectus.

     * The selling stockholders may also offer additional shares of common stock acquired as a result of stock splits, stock dividends or similar transactions.

     * The shares will be sold by the respective selling stockholders in one or more sales through the Nasdaq SmallCap Market, any other market on which our common stock is traded at the time of the sale, or in individually negotiated transactions.

     *    Innovo will not receive any proceeds from the sale of these shares.

     * Our common stock is traded on the Nasdaq SmallCap Market under the symbol INNO.

     * On October 27, 2003, the last sale price of our common stock on the Nasdaq SmallCap Market was $4.37. You should obtain a current market price quotation before you buy any of the offered shares.

     Our principal executive offices are located at 5804 E. Slauson Avenue, Commerce, California 90040. Our telephone number is (323) 725-5516.

               --------------------------------------------------

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

               --------------------------------------------------

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               --------------------------------------------------


                THE DATE OF THIS PROSPECTUS IS OCTOBER 28, 2003.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY........................................................................1
WHERE YOU CAN FIND MORE INFORMATION............................................2
FORWARD-LOOKING STATEMENTS.....................................................3
OUR COMPANY....................................................................3
RISK FACTORS...................................................................4
USE OF PROCEEDS...............................................................11
DIVIDEND POLICY...............................................................11
SELLING SECURITYHOLDERS.......................................................12
PLAN OF DISTRIBUTION..........................................................19
DESCRIPTION OF SECURITIES.....................................................20
LEGAL MATTERS.................................................................22
EXPERTS.......................................................................22
CAUTIONARY STATEMENTS.........................................................22

                                ---------------

     In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

     We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

                                ---------------

--------------------------------------------------------------------------------
                                     SUMMARY

     As used in this prospectus, unless the context otherwise requires, "we," "us," "our" or "Innovo" refers to Innovo Group Inc. and its subsidiaries. The following summary is not complete and does not contain all of the information that may be important to you. We encourage you to read the entire prospectus and the documents incorporated by reference in this prospectus.

                                  THE OFFERING

Issuer....................................  Innovo Group Inc.

Common   stock   offered  by  the  selling
stockholders..............................  4,915,491

Common stock outstanding  before and after
the offering..............................  21,158,308

Use of Proceeds...........................  We will not receive any proceeds from this offering.

Registration Rights.......................  We have agreed to use all  reasonable  efforts to keep the shelf registration  statement,  of which this prospectus forms a part, effective until the earlier of:

                                            o  the  first anniversary  of the declaration by the  Securities and Exchange Commission that the shelf registration statement is effective;

                                            o  the sale  of all of  the shares of common  stock  covered  by the shelf registration statement; and

                                            o  the expiration of the holding period applicable to the shares of common  stock held by non-affiliates  of Innovo under Rule
                                               144(k)  of the  Securities Act, or  any successor  provision, subject to certain exceptions.

Trading...................................  Our common  stock is  traded on the Nasdaq SmallCap Market under the symbol "INNO."

Risk Factors..............................  See "Risk Factors" and the other  information in this prospectus for  a discussion  of the  factors you should carefully consider before deciding to invest in our common stock.

--------------------------------------------------------------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the Securities and Exchange Commission at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the Securities and Exchange Commission (File No. 0-18926) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Our annual report on Form 10-K for the fiscal year ended November 30, 2002, as amended by a Form 10-K/A filing filed on March 27, 2003;

     2. Our Quarterly Report on Form 10-Q for the three months ended March 1, 2003;

     3.   Our Current Report on Form 8-K dated March 17, 2003;

     4.   Our Current Report on Form 8-K dated April 15, 2003;

     5.   Our Current Report on Form 8-K dated June 17, 2003;

     6.   Our  Quarterly  Report on Form 10-Q for the six  months  ended May 31,
          2003;

     7.   Our Current Report on Form 8-K dated August 1, 2003;

     8.   Our Current Report on Form 8-K/A dated September 30, 2003;

     9.   Our Current Report on Form 8-K/A dated October 17, 2003; and

     10. Our Quarterly Report on Form 10-Q for the nine months ended August 30, 2003, as amended by a Form 10-Q/A filing filed on October 17, 2003.

     You may request a copy of these filings, at no cost, by writing to or calling Donna Drewrey, Innovo Group Inc., 2633 Kingston Pike, Suite 100, Knoxville, Tennessee 37919, telephone 865-546-1110.


                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the
"Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the following: growth opportunities and increasing market share, earnings estimates, future financial performance and other matters. Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

     The words "anticipate," "believe," "estimate," "expect," "intend," "will" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans and goals are or may be forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected or intended. Whether actual results will conform with expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, those described in "Risk Factors."

     You should carefully review all information, including the information included in the section entitled "Risk Factors" and the financial statements and the notes to the financial statements and related disclosures incorporated by reference in this prospectus. We do not assume any responsibility for updating forward-looking information contained in this prospectus.

                                   OUR COMPANY

     Our principal business activity involves the design, development and worldwide marketing of high quality consumer products for the apparel and accessory markets. We sell our products to over 1,000 different retail and private label customers and to distributors around the world. Retail customers purchase finish goods directly from us and then sell the product through their retail stores to the consumer marketplace. Private label customers outsource the production and sourcing of their private label products to us and then sell through their own distribution channels. Distributors purchase finished goods directly from us and then distribute to retailers in the international marketplace. Additionally, we own, operate and invest in real estate ventures throughout the United States.

     We operate our consumer products business through three wholly-owned, operating subsidiaries, Innovo, Inc. ("Innovo"), Joe's Jeans, Inc. ("Joe's") and Innovo Azteca Apparel, Inc.. All of our products are manufactured by independent contractors located in Los Angeles, Mexico and the Far East, including, Hong Kong, China, Korea, Vietnam and India. The products are then distributed from Los Angeles or directly from the factory to the customer.

     In April 2002, we entered into the real estate investment business by purchasing limited partnership interests in 22 limited partnerships that subsequently acquired limited partnerships in 28 apartment buildings consisting of approximately 4,000 apartment units. We also own our former headquarters located in Springfield, TN, which we currently lease to third parties.

     Our headquarters and principal executive offices are located at 5804 E. Slauson Avenue, Commerce, CA 90040 and our telephone number at this location is
(323) 725-5516. We also have operational offices and/or showrooms in Los Angeles, New York, Knoxville, Mexico, Tokyo and Hong Kong and third party showrooms in New York, Los Angeles and Paris. Although we maintain a website at www.innovogroup.com, we do not intend that the information available through our website be incorporated into this prospectus.

     For additional information about Innovo and its businesses, see "Where You Can Find More Information."

                                  RISK FACTORS

     In considering whether to purchase shares of our common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus. This offering involves a high degree of risk, including the risks described below. The risks and uncertainties set forth below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and results of operations. The market price of our common stock could decline as a result of any of these risks, and you could lose all or part of your investment.

     WE MAY NOT BE ABLE TO FINANCE THE PRODUCTION OF INVENTORY TO SATISY THE SEASONAL DEMAND FOR OUR PRODUCTS.

     While we believe that, as a result of our growing product lines and expanding business model, our business should be less seasonal in future periods, a majority of Innovo's revenues are generated during our third and fourth quarters. In the second quarter in order to prepare for peak sales that occur during the third quarter, we build inventory levels, which results in higher liquidity needs as compared to the other quarters in the fiscal year.

     If we overestimate the seasonal demand for our products, we may incur substantial expenses that could cause or increase net losses, while underestimating demand may result in the loss of sales opportunities. If sales were materially different from seasonal norms during the third quarter, our annual operating results could be materially affected. There are no assurances that the effects of such seasonality will diminish in the future.

     WE COULD BE REQUIRED TO CONSTRICT OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN ADDITIONAL WORKING CAPITAL.

     We anticipate a significant increase in organic growth during 2003 and believe that it could be necessary to obtain additional working capital in order to meet the operational needs associated with such growth. We believe that we will address these needs by increasing the availability of funds offered to us under our financing agreements with CIT Group, Inc. ("CIT") or other financial institutions. Nonetheless, we may be required to obtain additional capital through debt or equity financing. There can be no assurance, however, that this or other financing will be available if needed. Our inability to be able to fulfill any interim working capital requirements would force us to constrict our operations.

     THE CASH REQUIREMENTS TO RUN OUR BUSINESS HAVE BEEN AND WILL CONTINUE TO BE SIGNIFICANT.

     Although we experienced approximately $1,500,000 in positive cash flow from operating activities in fiscal year ended December 1, 2002, we had, as of May 31, 2003, an accumulated deficit of approximately $33.7 million and had experienced negative operating cash flow and losses from continuing operations from 1997 through fiscal 2001, as follows:

                            Negative Cash Flow
                             from Operating              Income from
                              Activities of               Continuing
Six months ended:         Continuing Operations           Operations
-----------------         ---------------------           ----------

May 31, 2003                   $1,296,000                 $   70,000

                            Negative Cash Flow
                             from Operating              Losses from
                             Activities of                Continuing
Fiscal year ended:        Continuing Operations           Operations
------------------        ---------------------           ----------

December 1, 2001               $  632,000                 $  618,000

November 30, 2000              $4,598,000                 $6,151,000

November 30, 1999              $2,124,000                 $1,340,000

November 30, 1998              $1,238,000                 $2,267,000

November 30, 1997              $1,339,000                 $1,729,000

     Although we have undertaken numerous measures to increase sales and operating efficiency, we may experience further losses and negative cash flows. We can give you no assurance that we will in fact operate profitably in the future.

     THE LOSS OF THE SERVICES OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our executive officers have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are currently not protected by a material amount of key-man or similar life insurance covering any of our executive officers.

     A SUBSTANTIAL PORTION OF OUR NET SALES AND GROSS PROFIT IS DERIVED FROM A SMALL NUMBER OF LARGE CUSTOMERS.

     Our ten largest customers accounted for approximately 52% of our gross sales during fiscal 2002. We do not enter into long-term agreements with any of our customers. Instead, we enter into a number of individual purchase order commitments with our customers. A decision by the controlling owner of a group of stores or any other significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from us, or to change their manner of doing business with us, could have a material adverse effect on our financial condition and results of operations.

     OUR BUSINESS COULD BE NEGATIVELY IMPACTED BY THE FINANCIAL INSTABILITY OF OUR CUSTOMERS.

     We sell our product primarily to retail, private label and distribution companies around the world based on pre-qualified payment terms. Financial difficulties of a customer could cause us to curtail business with that customer. We may also assume more credit risk relating to that customer's receivables. Our inability to collect on our trade accounts receivable from any one of these customers could have a material adverse effect on our business or financial condition.

     OUR BUSINESS COULD SUFFER AS A RESULT OF MAUNFACTURER'S INABILITY TO PRODUCE OUR GOODS ON TIME AND TO OUR SPECIFICATIONS.

     We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of our products. Our products are manufactured to our specifications by both domestic and international manufacturers. During fiscal 2002, approximately 24%, of our products were manufactured in the United States and approximately 76% of our products were manufactured in foreign countries. The inability of a manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations.

     THE LOSS OF THE SERVICES OF MR. JOE DAHAN COULD HAVE A MATERIAL ADVERSE EFFECT ON JOE'S BUSINESS.

     Mr. Joe Dahan's leadership in the design, marketing and operational areas of Joe's has been a critical element of Joe's success. The loss of his services, or any negative market or industry perception arising from his loss, could have a material adverse effect on our business. We are currently not protected by a material amount of key-man or similar life insurance covering Mr. Dahan or any of our other executive officers. We have entered into an employment agreement with Mr. Dahan.

     OUR BUSINESS COULD SUFFER IF WE NEED TO REPLACE MANUFACTURERS.

     We compete with other companies for the production capacity of our manufacturers and import quota capacity. Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity. If we experience a significant increase in demand, or if an existing manufacturer of ours must be replaced, we may have to expand our third-party manufacturing capacity. We cannot assure you that this additional capacity will be available when required on terms that are acceptable to us. We enter into a number of purchase order commitments each season specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but do not have long-term contracts with any manufacturer. None of the manufacturers we use produces our products exclusively.

     IF A MANUFACTURER OF OURS FAILS TO USE ACCEPTABLE LABOR PRACTICES, OUR BUSINESS COULD SUFFER.

     We require our independent manufacturers to operate in compliance with applicable laws and regulations. While our internal and vendor operating guidelines promote ethical business practices and our staff periodically visits and monitors the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer of ours, or by one of our licensing partners, or the divergence of an independent manufacturer's or licensing partner's labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of finished products to us or damage our reputation. Any of these, in turn, could have a material adverse effect on our financial condition and results of operations.

     OUR TRADEMARK AND OTHER INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED OUTSIDE THE UNITED STATES.

     We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position. In the course of our international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.

     WE CANNOT ASSURE THE SUCCESSFUL IMPLEMENTATION OF OUR GROWTH STRATEGY.

     As part of our growth strategy, we seek to expand our geographic coverage, strategically acquiring select licensees and enhancing our operations. We may have difficulty hiring and retaining qualified key employees or otherwise successfully managing the required expansion of our infrastructure in Japan and other international markets we may enter. Furthermore, we cannot assure you that we will be able to successfully integrate the business of any licensee that we acquire into our own business or achieve any expected cost savings or synergies from such integration.

     OUR BUSINESS IS EXPOSED TO DOMESTIC AND FOREIGN CURRENCY FLUCTUATIONS.

     We generally purchase our products in U.S. dollars. However, we source most of our products overseas and, as such, the cost of these products may be affected by changes in the value of the relevant currencies. Changes in currency exchange rates may also affect the relative prices at which we and our foreign competitors sell products in the same market. We currently do not hedge our exposure to changes in foreign currency exchange rates. We cannot assure you that foreign currency fluctuations will not have a material adverse impact on our financial condition and results of operations.

     OUR ABILITY TO CONDUCT BUSINESS IN INTERNATIONAL MARKETS MAY BE AFFECTED BY LEGAL, REGULATORY, POLITICAL AND ECONOMIC RISKS.

     Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international operations. These include:

     - the burdens of complying with a variety of foreign laws and regulations,
     - unexpected changes in regulatory requirements, and
     - new tariffs or other barriers to some international markets.

     We are also subject to general political and economic risks associated with conducting international business, including:

     - political instability,
     - changes in diplomatic and trade relationships, and
     - general economic fluctuations in specific countries or markets.

     We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the United States, the European Union, China, Japan, or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations. Changes in regulatory, geopolitical policies and other factors may adversely affect our business in the future or may require us to modify our current business practices.

     WE  FACE  INTENSE  COMPETITION  IN  THE  WORLDWIDE  APPAREL  AND  ACCESSORY
INDUSTRY.

     We face a variety of competitive challenges from other domestic and foreign fashion-oriented apparel and accessory producers, some of which may be significantly larger and more diversified and have greater financial and marketing resources than we have. We compete with these companies primarily on the basis of:

     - anticipating and responding to changing consumer demands in a timely manner,
     - maintaining favorable brand recognition,
     - developing innovative, high-quality products in sizes, colors and styles that appeal to consumers,
     - appropriately pricing products,
     - providing strong and effective marketing support,
     - creating an acceptable value proposition for retail customers,
     - ensuring product availability and optimizing supply chain efficiencies with manufacturers and retailers, and
     - obtaining sufficient retail floor space and effective presentation of our products at retail.

     THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO RESPOND TO CONSTANTLY CHANGING FASHION TRENDS AND CONSUMER DEMANDS.

     Our success depends in large part on our ability to originate and define fashion product trends, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We cannot assure that we will be able to continue to develop appealing styles or successfully meet constantly changing consumer demands in the future. In addition, we cannot assure you that any new products or brands that we introduce will be successfully received by consumers. Any failure on our part to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect the acceptance of our products and leave us with a substantial amount of unsold inventory or missed opportunities. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which may harm our business. At the same time, our focus on tight management of inventory may result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales.

     A DOWNTURN IN THE ECONOMY MAY AFFECT CONSUMER PURCHASES OF DISCRETIONARY ITEMS, WHICH COULD ADVERSELY AFFECT OUR SALES.

     The industries in which we operate are cyclical. Many factors affect the level of consumer spending in the apparel, accessories and craft industries, including, among others:

     - general business conditions,
     - interest rates,
     - the availability of consumer credit,
     - taxation, and
     - consumer confidence in future economic conditions.

     Consumer purchases of discretionary items, including accessory and apparel products, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. A downturn in the economies in which we sell our products, whether in the United States or abroad, may adversely affect our sales.

     OUR BUSINESS COULD SUFFER AS A RESULT OF CONSOLIDATION, RESTRUCTURINGS AND OTHER OWNERSHIP CHANGES IN THE RETAIL INDUSTRY.

     In recent years, the retail industry has experienced consolidation and other ownership changes. Some of our customers have operated under the protection of the federal bankruptcy laws. While to date these changes in the retail industry have not had a material adverse effect on our business or financial condition, our business could be materially affected by these changes in the future.

     IF WE CANNOT MEET THE NASDAQ SMALLCAP MARKET MAINTENANCE REQUIREMENTS AND NASDAQ RULES, NASDAQ MAY DELIST THE COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF THE COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK.

     In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If we are unable to satisfy the Nasdaq criteria for maintaining listing, the common stock would be subject to delisting. Trading, if any, of the common stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or on the National Association of Securities Dealers, Inc. "electronic bulletin board." As a consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices, of the common stock.

     IF NASDAQ DELISTS OUR COMMON STOCK, IT MIGHT BE MORE DIFFICULT FOR YOU TO SELL YOUR COMMON STOCK BECAUSE YOU WOULD NEED TO COMPLY WITH THE PENNY STOCK REGULATIONS.

     In the event that our securities are not listed on the Nasdaq SmallCap Market, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common stock were considered a penny stock, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.

     TERRORIST ATTACKS AND THE POSSIBILITY OF WIDER ARMED CONFLICT MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

     Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could have a material adverse effect on our business and operating results. There can be no assurance that there will not be further terrorist attacks against the United States or its businesses or interests. The adverse effects that such violent acts and threats of future attacks could have on the United States economy could similarly have a material adverse effect on our business and results of operations. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict which could further impact our business and operating results.

     IMPACT OF POTENTIAL FUTURE ACQUISITIONS.

     From time to time, we have pursued, and may continue to pursue, acquisitions. If one or more acquisitions results in Innovo becoming substantially more leveraged on a consolidated basis, our flexibility in responding to adverse changes in economic, business or market conditions may be adversely affected.

     WE ARE SUBJECT TO RISKS INHERENT IN OWNERSHIP OF REAL ESTATE.

     Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local, regional or national conditions (such as an oversupply of communities or a reduction in rental demand in a specific area), the quality and philosophy of management, competition from other available properties and the ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations, including zoning, usage and tax laws, interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws. Although we seek to minimize these risks through our market research and property management capabilities, they cannot be totally eliminated.

     REAL ESTATE INVESTMENTS ARE RELATIVELY ILLIQUID AND WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE.

     Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions.

     CHANGES IN LAWS MAY RESULT IN INCREASED COST.

     We may not be able to pass on increased costs resulting from increases in real estate taxes, income taxes or other governmental requirements directly to our residents. Substantial increases in rents, as a result of those increased costs, may affect the ability of a resident to pay rent, causing increased vacancy. Changes in laws increasing potential liability for environmental conditions or increasing the restrictions on discharges or other environmental conditions may result in significant unanticipated expenditures.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE COSTLY.

     We must comply with certain environmental and health and safety laws and regulations related to the ownership, operation, development and acquisition of apartments. Under those laws and regulations, we may be liable for, among other things, the costs of removal or remediation of certain hazardous substances, including asbestos-related liability. Those laws and regulations often impose liability without regard to fault.

     COMPLIANCE OR FAILURE TO COMPLY WITH LAWS REQUIRING ACCESS TO OUR PROPERTIES OR INVESTMENTS BY DISABLED PERSONS COULD RESULT IN SUBSTANTIAL COST.

     The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features that increase construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We cannot ascertain the costs of compliance with these laws, which may be substantial.

     UNFAVORABLE CHANGES IN APARTMENT MARKETS AND ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OCCUPANCY LEVELS AND RENTAL RATES.

     Market and economic conditions in the various metropolitan areas of the United States where we have made real estate investments or have real estate operations may significantly affect occupancy levels and rental rates and therefore profitability. Factors that may adversely affect these conditions include the following:

     - the economic climate, which may be adversely impacted by a reduction in jobs, industry slowdowns and other factors;

     - local conditions, such as oversupply of, or reduced demand for, apartment homes;
     - a future economic downturn that simultaneously affects one or more of our geographic markets or declines in household formation;
     - rent control or stabilization laws, or other laws regulating rental housing, which could prevent the us from raising rents to offset increases in operating costs; and
     - competition from other available apartments and other housing alternatives and changes in market rental rates.

     Any of these factors could adversely affect our ability to achieve desired operating results from its communities.

     POSSIBLE DIFFICULTY OF SELLING APARTMENT COMMUNITITES COULD LIMIT OUR OPERATIONAL AND FINANCIAL RESULTS.

     Market conditions could change and purchasers may not be willing to pay acceptable prices for the apartment complexes we have invested in if the properties were to be put up for sale. This could negatively affect our anticipated results from its real estate investment and operations.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the shares of common stock offered hereby will be received by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price with respect to the warrants to purchase 529,165 of our shares when exercised by the selling stockholders who hold them. If all of the warrants are exercised with exercise prices paid in cash, we estimate that we would receive total net proceeds of $897,979. The warrant held for the account of Glenn Michael Financial, Inc. also includes a cashless exercise option, pursuant to which the holder thereof can exercise the warrant without paying the exercise price in cash. If the holder elects to use this cashless exercise option, it will receive fewer than the 100,000 of our shares it would have received if the exercise price were paid in cash. The number of our shares the holder of the warrant would receive in connection with a cashless exercise is determined in accordance with a formula set forth in the warrant. There can be no assurance that we will receive any payments even if the warrants are exercised. Any proceeds received will be used for working capital, inventory purchases and other general corporate purposes.

                                 DIVIDEND POLICY

     We have never declared or paid a dividend on our common stock. We intend to retain earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, which will review this dividend policy from time to time. See "Risk Factors - We Do Not Anticipate Paying Any Dividends on the Common Stock."

                             SELLING SECURITYHOLDERS

     The table below sets forth information regarding ownership of our common stock by the selling stockholders on October 14, 2003 and the shares of common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. SEC rules require that the number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by such person that are exercisable within 60 days of October 14, 2003. As of October 14, 2003, 21,158,308 shares of our common stock were outstanding.

     We have filed with the SEC, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of (i) one year after the date the SEC declares this registration statement on Form S-3 effective, (ii) the date when the selling stockholders may sell all of the shares of common stock under Rule 144 without volume or other restrictions or limits, or (iii) the date on which the selling stockholders have sold all of the shares of common stock.


                                              Securities Owned Prior to Offering               Securities Owned After Offering
                                              ----------------------------------               -------------------------------
                                                                              Shares of          Number of
                                       Shares of          Percent of         Common Stock        Shares of        Percent of
Name of Selling Stockholder           Common Stock       Common Stock       Offered Hereby     Common Stock      Common Stock
---------------------------           ------------       ------------       --------------     ------------      ------------

Alpha Capital, AG                     53,315 (1)               *                 53,315              0                0%

Michael Alter                         17,975 (2)               *                 16,000            1,975               *

Apogee Fund, L.P.                    275,000 (3)             1.30%              275,000              0                0%

Atlas Capital (Q.P.) L.P.             22,000 (4)               *                 22,000              0                0%

Atlas Capital Management              78,000 (5)               *                 78,000              0                0%
Master Fund, Ltd.

Azteca Production                    700,000 (6)             3.31%              700,000              0                0%
International, Inc.

Madelyn Baggett                           12,000               *                 10,000            2,000               *

Myron G. Blalock III                      45,000               *                 45,000              0                0%

Mary Brewington                           10,000               *                 10,000

Bernard C. Byrd, Jr.,                 30,000 (7)               *                 30,000              0                0%
TTEE, Bernard C. Byrd
Rev. Trust

John Chapman INDV                     13,000 (8)               *                 10,000            3,000               *

John Chapman PSP                          20,000               *                 20,000              0                0%

Michelle Collins                           5,000               *                  5,000              0                0%

Cranshire Capital, L.P.               69,060 (9)               *                 69,060              0                0%


                                       12

                                              Securities Owned Prior to Offering               Securities Owned After Offering
                                              ----------------------------------               -------------------------------
                                                                              Shares of          Number of
                                       Shares of          Percent of         Common Stock        Shares of        Percent of
Name of Selling Stockholder           Common Stock       Common Stock       Offered Hereby     Common Stock      Common Stock
---------------------------           ------------       ------------       --------------     ------------      ------------

Crescent International Ltd.          90,090 (10)               *                 90,090              0                0%

Falcon Cable Trust                  200,000 (11)               *                200,000              0                0%

FlyLine Holdings Ltd.                32,000 (12)               *                 32,000              0                0%

SEP FBO Arthur  Fields -                  30,000               *                 30,000              0                0%
Pershing LLC Custodian

SEP  FBO  Dr.  Hardy  Fields  -           40,000               *                 40,000              0                0%
Pershing LLC Custodian

Glenn Michael Financial, Inc.       100,000 (13)               *                100,000              0                0%

Charles Gibson                            37,500               *                 20,000            17,500              *

SEP  FBO  Greg  D.  Greenberg -           30,000               *                 30,000              0                0%
Pershing LLC Custodian

Paul A. Greenberg,  M.D.,  P.A.,     45,000 (14)               *                 45,000              0                0%
TTEE, Paul  A.  Greenberg  M.D.,
P.A.  Employee   Profit  Sharing
Trust

Bill Haak and Johnnie S.              6,000 (15)               *                  6,000              0                0%
Haak, JTWROS

George J. & Rhonda Harris            15,000 (16)               *                  5,000            10,000              *

Jack Holt Family Trust                7,000 (17)               *                  2,000            5,000               *

Mike Holt IRA                              8,500               *                  4,500            4,000               *

Charles Stephen Houston INDV              10,000               *                 10,000              0                0%

Inwood Trust                         10,000 (18)               *                 10,000              0                0%

JD Design, LLC                      750,000 (19)             3.42%              750,000              0                0%

Scott Juda                                10,000               *                 10,000              0                0%

Brian Kuhn                                30,000               *                 30,000              0                0%

Lakefront Partners, Ltd.             30,030 (20)               *                 30,030              0                0%

Thomas Laundrie                     108,165 (21)               *                108,165              0                0%

Robert S. Lane Family Trust          10,000 (22)               *                 10,000              0                0%

John S. Lemak                        60,000 (23)               *                 60,000              0                0%


                                       13

                                              Securities Owned Prior to Offering               Securities Owned After Offering
                                              ----------------------------------               -------------------------------
                                                                              Shares of          Number of
                                       Shares of          Percent of         Common Stock        Shares of        Percent of
Name of Selling Stockholder           Common Stock       Common Stock       Offered Hereby     Common Stock      Common Stock
---------------------------           ------------       ------------       --------------     ------------      ------------

Ronald  D. Lossett                        30,000               *                 30,000              0                0%

David Lunceford                           25,000               *                 10,000            15,000              *

Muller Family Limited               131,800 (24)               *                 23,000           108,800              *
Partnership

Dean S. Oakey and                    18,999 (25)               *                 18,999              0                0%
Janis A. Oakey, JTWROS

Gail  L.  Oakey  TTEE/Gail L.       100,000 (26)               *                100,000              0                0%
Revocable Trust U/A/D/
01/12/2000

Steve Parlitsis                      16,200 (27)               *                 16,000             200                *

Precept Capital Master Fund,        300,000 (28)             1.42%              300,000              0                0%
G.P.

Gerald Psimer                             20,000               *                 20,000              0                0%

RAM Trading, Ltd.                   368,000 (29)             1.74%              368,000              0                0%

Charles Robbins, Sr.                 45,000 (30)               *                 45,000              0                0%

IRA FBO  Katherine  U.  Sanders      30,030 (31)               *                 30,030              0                0%
- Pershing LLC Custodian

Sanders Opportunity Fund            108,118 (32)               *                108,118              0                0%
(Institutional), L.P.

Sanders Opportunity Fund, L.P.       41,883 (33)               *                 41,883              0                0%

Sandor Capital Master Fund, L.P.     90,000 (34)               *                 90,000              0                0%

William A. Solemene                      225,000             1.06%              225,000              0                0%

Linda Storms                              10,000               *                  9,000            1,000               *

R. Douglas Strickland INDV                10,000               *                 10,000              0                0%

R. Douglas Strickland PSP                 10,000               *                 10,000              0                0%

TCMP3 Capital LLC                    15,000 (35)               *                 15,000              0                0%

AJ Telmos                                 30,000               *                 22,000            8,000               *

Trading Post, Inc.                   21,800 (36)               *                 16,000            5,800               *

Joe and Frances Trout                 5,000 (37)               *                  5,000              0                0%


                                       14

                                              Securities Owned Prior to Offering               Securities Owned After Offering
                                              ----------------------------------               -------------------------------
                                                                              Shares of          Number of
                                       Shares of          Percent of         Common Stock        Shares of        Percent of
Name of Selling Stockholder           Common Stock       Common Stock       Offered Hereby     Common Stock      Common Stock
---------------------------           ------------       ------------       --------------     ------------      ------------

Truk Opportunity Fund, LLC           10,000 (38)               *                 10,000              0                0%

Lee Turner                                 5,000               *                  5,000              0                0%

Twin Capital Growth Ltd              30,000 (39)               *                 30,000              0                0%

Yolande Wallin                             6,000               *                  6,000              0                0%

Westpark Capital L.P.                50,000 (40)               *                 50,000              0                0%

James K. Williams IRA                     10,000               *                 10,000              0                0%

WS Opportunity Fund                  96,096 (41)               *                 96,096              0                0%
International, Ltd.

WS Opportunity Master Fund          204,205 (42)               *                204,205              0                0%

Robert J. Zappia                          15,000               *                 15,000              0                0%
                                    ------------          -------             ----------         ---------         --------

TOTAL                                  5,097,766          23.51%              4,915,491           182,275              *


* Less than 1% of our outstanding shares.

     (1) Konrad Ackerman exercises sole voting and investment control over the shares held for the account of Alpha Capital, AG.

     (2) Includes 16,000 shares issuable upon the exercise of currently exercisable warrants.

     (3) The general partner of Apogee Fund, L.P. is Paradigm Capital Corporation. Emmett Murphy owns all of the outstanding shares of Paradigm Capital Corporation. In such capacity, Mr. Murphy exercises voting and investment control over the shares held for the account of Apogee Fund, L.P.

     (4) The general partner of Atlas Capital (Q.P.), L.P. is Atlas Capital Management, L.P. The general partner of Atlas Capital Management, L.P. is RHA, Inc., of which Robert H. Alpert is the President. In such capacity, Mr. Alpert exercises voting and investment control over the shares held for the account of Atlas Capital (Q.P.), L.P.

     (5) All of the outstanding shares of Atlas Capital Management are owned by Atlas Capital Offshore Fund, the Director of which is Robert S. Alpert, and
Atlas Capital L.P. The general partner of Atlas Capital L.P. is Atlas Capital Management, L.P. The general partner of Atlas Capital Management, L.P. is RHA, Inc., of which Robert H. Alpert is the President. In such capacity, Mr. Alpert exercises voting and investment control over the shares held for the account of Atlas Capital Management.

     (6)  In  his  capacities  as  sole  shareholder  and  President  of  Azteca
Production International, Inc., Hubert Guez exercises voting and investment control over the shares held for the account of Azteca Production International, Inc.

     (7) In his capacity as trustee of the Bernard C. Byrd, Jr. Revocable Trust, Bernard C. Byrd, Jr. exercises voting and investment control over the shares held for the account of the Bernard C. Byrd, Jr. Revocable Trust.

     (8) These shares are registered in the names of John and Lauren Chapman.

     (9) Mitchell P. Kopin, who serves as the President of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P. In such capacity, Mr. Kopin exercises sole voting and investment control over the shares held for the account of Cranshire Capital, L.P.

     (10) In their capacities as managers for GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., Mel Craw and Maxi Brezzi exercise voting and investment control over the shares held for the account of Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

     (11) In his capacity as trustee of Falcon Cable Trust, Marc B. Nathanson exercises voting and investment control over the shares held for the account of Falcon Cable Trust.

     (12) FlyLine Holdings Ltd. is owned by FlyLine Partners, L.P. The general partner of FlyLine Partners, L.P. is FlyLine Genpar, L.P., of which W. Forrest Tempel is the general partner. FlyLine Genpar, L.P. is owned by WFT Family Limited Partnership, which is owned and controlled by W. Forrest Tempel. In such capacity, Mr. Tempel exercises voting and investment control over the shares held for the account of FlyLine Holdings Ltd.

     (13) Includes 100,000 shares issuable upon the exercise of currently exercisable warrants. In his capacity as President of Glenn Michael Financial, Inc., Glenn Lanaia exercises voting and investment control over the shares held for the account of Glenn Michael Financial, Inc.

     (14) In his capacity as trustee of the Paul A. Greenberg, M.D., P.A. Employee Profit Sharing Trust, Paul A. Greenberg, M.D., P.A. exercises voting and investment control over the shares held for the account of Paul A. Greenberg, M.D., P.A. Employee Profit Sharing Trust.

     (15) Bill Haak and Johnnie S. Haak own these shares as joint tenants with right of survivorship.

     (16) Includes 10,000 shares held individually by George J. Harris.

     (17) In his capacity as trustee of Jack Holt Family Trust, Michael Holt exercises voting and investment control over the shares held for the account of Jack Holt Family Trust.

     (18) In his capacity as trustee of Inwood Trust, Jerome Pope exercises voting and investment control over the shares held for the account of Inwood Trust. Jerome Pope is a registered representative associated with Capital Wealth Management, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Inwood Trust.

     (19) Includes 250,000 shares issuable upon the exercise of currently exercisable warrants. In his capacities as sole member and manager of JD Design, LLC, Joseph Dahan exercises voting and investment control over the shares held for the account of JD Design, LLC.

     (20) In his capacity as President of Lakefront Partners, Ltd, Don A. Sanders exercises voting and investment control over the shares held for the account of Lakefront Partners, Ltd. Mr. Sanders is a principal of Sanders Morris Harris, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Lakefront Partners, Ltd.

     (21) Includes 108,165 shares issuable upon the exercise of currently exerciseable warrants.

     (22) In her capacity as trustee of Robert S. Lane Family Trust, Melissa Campbell exercises voting and control over the shares held for the account of Robert S. Lane Family Trust.

     (23) John S. Lemak is an affiliate of Williams Financial Group, which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the personal account of John S. Lemak.

     (24) Includes 23,000 shares issuable upon the exercise of currently exercisable warrants. In his capacity as General Partner of Muller Family Limited Partnership, William Muller exercises voting and investment control over the shares held for the account of Muller Family Limited Partnership.

     (25) Dean S. Oakey and Janis A Oakey own these shares as joint tenants with right of survivorship. Dean S. Oakey is employed by Sanders Morris Harris, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Mr. and Ms. Oakey.

     (26) Gail L. Oakey exercises voting and investment control over these shares in her capacity as trustee of Gail L. Oakey Revocable Trust U/A/D/ 01/12/2000. Gail L. Oakey is the mother of Dean S. Oakey. Dean S. Oakey is a member of the NASD and is employed by Sanders Morris Harris, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Gail L. Oakey Revocable Trust U/A/D/ 01/12/2000.

     (27) Includes 16,000 shares issuable upon the exercise of currently exercisable warrants.

     (28) Precept Capital Management, L.P. has the sole voting power with respect to these securities as agent and attorney-in-fact of Precept Capital Master Fund, G.P., of which the general partner is Precept Management, LLC. D. Blair Baker is the President and Chief Executive Officer of Precept Management, LLC. In such capacity, Mr. Baker exercises voting and investment control over the shares held for the account of Precept Capital Management, L.P.

     (29) Ritchie Capital Management, L.L.C. is the investment advisor to RAM Trading, Ltd. In his capacity as Vice President of Ritchie Capital Management, L.L.C., James R. Park exercises voting and investment control over the shares held for the account of RAM Trading, Ltd.

     (30) These shares are jointly owned by Charles H. Robbins, Sr. and Ellen E. Robbins.

     (31) Katherine U. Sanders is the wife of Don A. Sanders. Mr. Sanders is a principal of Sanders Morris Harris, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Katherine U. Sanders.

     (32) In his capacity as Chief Investment Officer of Sanders Opportunity Fund (Institutional), L.P., Don A. Sanders exercises voting and investment control over the shares held for the account of Sanders Opportunity Fund (Institutional), L.P. Mr. Sanders is a principal of Sanders Morris Harris, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Sanders Opportunity Fund (Institutional), L.P.

     (33) In his capacity as Chief Investment Officer of Sanders Opportunity Fund, L.P., Don A. Sanders exercises voting and investment control over the shares held for the account of Sanders Opportunity Fund, L.P. Mr. Sanders is a principal of Sanders Morris Harris, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Sanders Opportunity Fund, L.P.

     (34) In his capacity as the general partner of Sandor Capital Master Fund, L.P., John S. Lemak exercises voting and investment control over the shares held for the account of Sandor Capital Master Fund, L.P. Mr. Lemak is an affiliate of Williams Financial Group, which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Sandor Capital Master Fund, L.P.

     (35) Steven Slawson and Walter Schenker, as principals of TCMP3 Capital LLC, the general partner of TCMP3 Partners LLP, exercise voting and investment control over these shares. Both Mr. Slawson and Mr. Schenker disclaim beneficial ownership of the shares held for the account of TCMP3 Capital LLC.

     (36) Includes 16,000 shares issuable upon the exercise of currently exercisable warrants. In her capacity as President of Trading Post, Inc., Kathleen Belz exercises voting and investment control over the shares held for the account of Trading Post, Inc. Ms. Belz is the wife of Richard Belz. Mr. Belz is a principal of Basic Investors, Inc., which is a registered broker-dealer. These shares were purchased and are held in the ordinary course of business for the separate account of Trading Post, Inc.

     (37) These shares are jointly owned by Joe and Frances Trout.

     (38) Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the shares owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the shares owned by Truk Opportunity Fund, LLC.

     (39) In his capacity as the general partner of Twin Capital Growth Ltd., Arthur Fields exercises voting and investment control over the shares held for the account of Twin Capital Growth Ltd.

     (40) In his capacity as the general partner of Westpark Capital, L.P., Patrick J. Brosnahan exercises voting and investment control over the shares held for the account of Westpark Capital, L.P.

     (41) The agent and attorney-in-fact for WS Opportunity Fund International, Ltd. is WS Ventures Management, L.P., of which the general partner is WSV Management, L.L.C. In his capacity as a member of WSV Management, L.L.C., Patrick Walker exercises voting and investment control over the shares held for the account of WS Opportunity Fund International, Ltd. WS Fund International is an investment partnership, some partners of which are not hot issue eligible. The WS Fund International makes no allocations of hot issue income to such ineligible persons.

     (42) The agent and attorney-in-fact for WS Opportunity Master Fund is WS Ventures Management, L.P., of which the general partner is WSV Management, L.L.C. In his capacity as a member of WSV Management, L.L.C., Patrick Walker exercises voting and investment control over the shares held for the account of WS Opportunity Master Fund. WS Master Fund is an investment partnership, some partners of which are not hot issue eligible. WS Master Fund makes no allocations of hot issue income to such ineligible persons.

     Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders, have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions registered under other effective registration

     The preceding table has been prepared based upon the information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their common stock in transactions exempt from the registration requirements of the Securities Act since the dates on which they provided the information regarding the common stock beneficially owned by them. Information concerning the selling securityholder may change from time to time and, if necessary, we will supplement this prospectus accordingly.


    PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

     o on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

     o in the over-the-counter market;

     o in transactions other than on such exchanges or in the over-the-counter market;

     o in connection with short sales; or

     o in a combination of any of the above transactions.

     The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may transfer shares to discharge indebtedness, as payment for goods or services, or for other non-cash consideration.

     The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

     The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

     o the name of any of the broker-dealers;

     o the number of shares involved;

     o the price at which the shares are to be sold;

     o  the   commissions   paid  or   discounts  or   concessions   allowed  to
        broker-dealers, where applicable;

     o that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

     o other facts material to the transaction.

     Certain of the agreements with the selling stockholders contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     Pursuant to Innovo's Amended and Restated Certificate of Incorporation, we are authorized to issue 40 million shares of common stock, $.10 par value per share. As of October 14, 2003, we had outstanding 21,158,308 validly issued, fully paid and nonassessable shares of common stock.

     Holders of the common stock are entitled to one vote for each share held of record in each matter properly submitted to such holders for a vote. Subject to the rights of the holders of any other outstanding series of stock our board of directors may designate from time to time, holders of common stock are entitled to receive their pro rata share of (i) any dividends that may be declared by the board of directors out of assets legally available therefore, and (ii) any excess assets available upon the liquidation, dissolution, or winding up of Innovo.

     The board of directors may issue the additional shares of common stock, up to the authorization of 40 million shares, without soliciting additional stockholder approval. The existence of authorized but unissued shares of the common stock could tend to discourage or render more difficult the completion of a hostile merger, tender offer or proxy contest. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in the best interest of the company and its stockholders, the ability to issue additional shares of stock without further stockholder approval could have the effect of rendering more difficult or costly the completion of the takeover transaction, by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

PREFERRED STOCK

     Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Innovo.

CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS

     Section 203 of the Delaware General Corporation Law generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. We have made no such election and are therefore governed by
Section 203. Such anti-takeover provision may have an adverse effect on the market for our securities.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. The Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to the company and its stockholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities for environmental laws.

     At present, there is no pending litigation or proceeding involving a director or officer of Innovo as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.


TRANSFER AND WARRANT AGENT

     The transfer agent for our common stock is North American Transfer Co., 147
W. Merrick Road, Freeport, New York 11520.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Innovo by Akin Gump Strauss Hauer & Feld LLP, Washington, D.C.

                                     EXPERTS

     The consolidated financial statements of the Innovo Group Inc. appearing in Innovo Group Inc.'s Annual Report (Form 10-K) for the year ended November 30, 2002 and the year ended December 1, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              CAUTIONARY STATEMENTS

     No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

           SEC registration fee                           $   1,960.54
           Nasdaq fee                                               --
           Accounting fees and expenses                      15,000.00
           Legal fees and expenses                                   *
           Printing and engraving expenses                      500.00
           Blue Sky fees and expenses                               --
           Transfer Agent and Registrar fee                         --
           Miscellaneous expenses                               500.00
                                                             _________
           Total                                                   $ *

     *To be filed by amendment.

     With the exception of the fee payable to the SEC, all of the amounts shown above are estimates.

Item 15.   Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the registrant's Amended and Restated Certificate of Incorporation requires that the registrant indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the registrant to the fullest extent allowed by Delaware law.

     The registrant's Amended and Restated Certificate of Incorporation relieves the registrant's directors from personal liability to the registrant or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under
Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages fore any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law,
(iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.   Exhibits

     The following exhibits are filed as part of the Registration Statement:


     Exhibit
     Number             Description and Method of Filing
------------------      --------------------------------------------------
     5                  Opinion of Akin Gump Strauss Hauer & Feld LLP**

     23.1 Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5)**

     23.2               Consent of Ernst & Young LLP**

     24                 Power of Attorney*

* Previously filed.
**To be filed by amendment.

Item 17.   Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assured by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Innovo Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Commerce, California on October 28, 2003.

                                               INNOVO GROUP INC.

                                               By:  /s/ Samuel J. Furrow, Jr.
                                                    -------------------------
                                                    Samuel J. Furrow, Jr.
                                                    Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Samuel J. Furrow, Jr. and Samuel J. Furrow, Sr., and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                                 Title of Capacities                             Date
     ---------                                 -------------------                             ----

/s/ Samuel J. Furrow, Sr.
--------------------------------
Samuel J. Furrow, Sr.                       Chairman of the Board and                   October 28, 2003
                                                 Director

/s/ Patricia Anderson Lasko
--------------------------------
Patricia Anderson-Lasko                       President and Director                    October 28, 2003


/s/ Samuel J. Furrow, Jr.
--------------------------------
Samuel J. Furrow, Jr.                    Chief Executive Officer, Director
                                          and Principal Executive Officer               October 28, 2003


/s/ Dan Page
--------------------------------
Dan Page                                             Director                           October 28, 2003


                                     II-26

/s/ Marc B. Crossman
--------------------------------
Marc B. Crossman                         Chief Financial Officer, Director,
                                         Principal Financial and Accounting
                                                      Officer                           October 28, 2003


/s/ John G. Looney
--------------------------------
John G. Looney                                       Director                           October 28, 2003


/s/ Suhail Rizvi
--------------------------------
Suhail Rizvi                                         Director                           October 28, 2003


/s/ Kent A. Savage
--------------------------------
Kent A. Savage                                       Director                           October 28, 2003


/s/ Vincent Sanfillipo
--------------------------------
Vincent Sanfillipo                                   Director                           October 28, 2003

                                  EXHIBIT INDEX


     Exhibit
     Number                   Description and Method of Filing
----------------------------  --------------------------------------------------
     5                        Opinion of Akin Gump Strauss Hauer & Feld LLP**

     23.1 Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5)**

     23.2                     Consent of Ernst & Young LLP**

     24                       Power of Attorney*

     * Previously filed.
     ** To be filed by amendment.